UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  9/15/2014

Commission file number: 000-53506

HYDRODYNEX, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	20-4903071
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

421 West 21st Ave.

Spokane, WA 99203

(Address of principal executive offices)

(702) 722-9496

(Registrant’s telephone number)

_________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Pursuant to a unanimous written consent of the Board of Directors dated May 22, 2014, Hydrodynex, Inc. (the “Company”) entered into a definitive Sixty (60) day Option to Purchase Assets Agreement on June 18, 2014 to purchase all of the assets of Zoydan Games, Inc (“Zoydan”), a private company organized in the state of Washington on July 8, 2011. The Company and Zoydan agreed to an extension of the agreement to September 15, 2014.  Pursuant to a unanimous written consent of the Board of Directors dated September 15, 2015, the Company and Zoydan agreed to an extension of the Option to Purchase Assets to December 31, 2014.  The agreement calls for this issuance of Forty Two Million (42,000,000) shares of restricted common stock to be issued to Zoydan Games, Inc. (“Zoydan”), which will be exchanged for specific assets of Zoydan and subsequently disbursed to the existing shareholders of Zoydan.  Zoydan Games, Inc. was organized as a card and board game design, development, publishing and specialty marketing company.  The acquisition of the assets of Zoydan will be subject to a vote of the shareholders of the Company pursuant to a special meeting of the shareholders estimated to be held before December 31, 2014.

There will be no fees, commissions or professional fees for services rendered in connection with this proposed transaction.  The transaction was arranged and undertaken by the officers of the Company.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrodynex, Inc. (Registrant)

Date: September 22, 2014 By: /s/ Jerod Edington Jerod Edington President, CFO, CEO, COO, Vice President, Secretary and Treasurer

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